EXHIBIT 4.2

EXACTTARGET, INC. 2008 EQUITY INCENTIVE PLAN

ExactTarget, Inc. (“Company”) hereby establishes the ExactTarget, Inc. 2008 Equity Incentive Plan (“Plan”), effective February 1, 2008.

ARTICLE I

RESTATEMENT AND PURPOSE

Section 1.01. Approval of Plan. The Company’s Board of Directors approved this Plan on January 23, 2008, contingent on approval by the Company’s shareholders within 12 months following its adoption by the Board. The Company’s shareholder’s approved the Plan on February 1, 2008.

Section 1.02. Description of Plan. The Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Board can award stock-based incentives to employees and directors of the Company or any Subsidiary (“Participants”). The Plan permits the Board to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, and Stock Appreciation Rights, all as provided herein.

Section 1.03. Purpose of Plan. The purpose of the Plan is to further the growth, development, and financial success of the Company by providing for stock-based incentives to Participants that align their interests more closely with those of the Company’s shareholders. The Company also believes that the Plan will assist it in its efforts to attract and retain quality employees and directors.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

Section 2.01. Definitions. When capitalized in this Plan, the following terms shall have the meanings specified below, unless the context otherwise requires:

(a) “Award” means a grant made to a Participant pursuant to Article VI.

(b) “Award Agreement” means a written instrument between the Company and a Participant evidencing an Award and prescribing the terms, conditions, and restrictions applicable to the Award.

(c) “Board of Directors” or “Board” means the Company’s Board of Directors, as constituted from time to time.

(d) “Cause” means, with respect to a Participant, that, in the Board’s reasonable good faith judgment, the Participant (i) has materially breached the terms of any employment Agreement with the Employer and failed to correct the breach within ten (10) days after receiving the Board’s written notice of such cure; (ii) has committed gross negligence or willful misconduct in the performance or intentional non-performance of any material duty of his employment; and/or (iii) has engaged in dishonesty, fraud, or intentional misconduct with respect to the business or affairs of the Employer (monetarily or otherwise).

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the committee described in Section 3.01; provided however, to the extent that the Board has not designated a Committee, “Committee” means the “Board.”

(g) “Company” means ExactTarget, Inc.

(h) “Director” means a director of the Company or a Subsidiary who is not also an Employee.

(i) “Employee” means any individual employed by the Company or a Subsidiary, including an employee who is a member of the Board or the board of directors of a Subsidiary.

(j) “Employer” means the Company and/or a Subsidiary.

(k) “Exercise Price” means the price, if any, required to be paid to the Company upon the exercise of an Award.

(l) “Fair Market Value” means, with respect to a Share on any date, as follows:

(1) if the Shares are listed or admitted to trade and are readily tradable on a national securities exchange, the closing price of a Share on the principal national securities exchange on which the Shares are listed or admitted to trade on such date, or, if there is no trading of the Shares on such date, the closing price of a Share as quoted on the next preceding date on which there was trading in Shares;

(2) if the Shares are not subject to paragraph (1) above, but are readily tradable on an established securities market, the closing price of a Share on such date on such market, or if there is no trading of the Shares on such date, the closing price of a Share on the next preceding date on which there was trading in Shares; and

(3) if the Shares are not subject to paragraph (1) or (2) above, the fair market value of the Shares on such date, as determined by the Committee in a manner that satisfies the requirements of Code Section 409A and the guidance thereunder for exempt equity-based compensation.

(m) “Grant Date” means the date on which the Committee approves the grant.

(n) “Incentive Stock Option” means an option for Shares granted pursuant to the Plan that satisfies the requirements of Code Section 422.

(o) “Non-Qualified Stock Option” means an option for Shares granted pursuant to the Plan that that is not an Incentive Stock Option.

(p) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Participant” means a person to whom an Award has been granted under the Plan, provided, however, a Participant shall cease to be such at such time as all Awards granted to him under the Plan have been exercised and/or forfeited.

(r) “Performance-Based Compensation” means compensation described in Code Section 162(m)(4)(C) that is excluded from “applicable employee remuneration” under Code Section 162(m).

(s) “Performance-Based Restricted Stock” means Restricted Stock that is subject to forfeiture unless specified Performance Targets are satisfied during the Performance Period.

(t) “Performance Measures” means, with respect to Performance-Based Restricted Stock, the objective factors used to determine whether the restrictions on the Restricted Stock have lapsed. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) on a corporate-wide or business-unit basis, (ii) including or excluding one or more Subsidiaries; (iii) in comparison with plan, budget, or prior performance; and/or (iv) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are (i) return on assets; (ii) return on equity; (iii) total shareholder return; (iv) operating income; (v) net income; (vi) earnings per share; and (vii) income before interest and taxes. Performance Measures may differ from Participant to Participant and Award to Award.

(u) “Performance Period” means the period of time during which Performance Targets must be achieved with respect to an Award of Restricted Stock, as established by the Committee.

(v) “Performance Targets” means, with respect to an Award of Performance-Based Restricted Stock, the objective performance under the Performance Measures for that Performance Period that will result in payments under the Award. Performance Targets may differ from Participant to Participant and Award to Award.

(w) “Period of Restriction” means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.

(x) “Plan” means the ExactTarget, Inc. 2008 Equity Incentive Plan, as set out in this document, as amended from time to time.

(y) “Prior Plan” means the ExactTarget, Inc. 2004 Stock Option Plan.

(z) “Restricted Stock” means Shares awarded pursuant to the Plan that, at the time of grant, are nontransferable and are subject to a substantial risk of forfeiture.

(aa) “Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(bb) “Separation from Service,” “Separates from Service,” or any variation of such term means, (i) in the case of an Employee, a complete termination of the employment relationship between the Employee and all Employers and, (ii) in the case of a Director, termination of the Director’s service as a Director.

(cc) “Service-Based Restricted Stock” means Restricted Stock with restrictions based solely on the Participant’s continued service with the Company or an Affiliate.

(dd) “Share” means a share of the Company’s common stock.

(ee) “Stock Appreciation Right” or “SAR” has the meaning given to it in Section 6.02(a).

(ff) “Subsidiary” means any company (other than the Company) that is a “subsidiary corporation” within the meaning of Code Section 424.

Section 2.02. Rules of Construction. The following rules shall apply in construing the Plan and any Award Agreement:

(a) Except as expressly provided below, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Indiana without regard to conflict of law principles.

(b) Words used in the masculine shall be construed to include the feminine gender, where appropriate, and words used in the singular or plural shall be construed as being in the plural or singular, where appropriate.

(c) Provisions of the Plan applicable to Incentive Stock Options shall be construed to effect compliance with Code Section 422.

(d) Captions and headings are for convenience only, and they shall not affect the construction of the Plan or any Award Agreement.

(e) Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.

(f) The Plan and the Awards are intended to comply with and shall be construed to effect compliance with, the exemptions under Rule 16b-3, in the case of Participants who are subject to Section 16 of the Securities Exchange Act of 1934; provided, however, the Company shall have no liability to any Participant for Section 16 consequences of an Award.

(g) It is intended that Awards granted with an Exercise Price not less than Fair Market Value on the date of grant shall qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Code Section 162(m), and the Plan and the Awards shall be construed accordingly.

(h) It is intended that all Awards shall be exempt from the provisions of Code Section 409A, and the provisions of the Plan and any Agreement applicable to an Award shall be construed in accordance with such intent.

(i) If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect, provided that the essential economic terms of the Plan and any Award can still be enforced.

ARTICLE III

ADMINISTRATION

Section 3.01. Committee. Except as otherwise provided herein, the Plan shall be administered by the Board or, at the Board’s option, by a compensation committee thereof to which the Board has duly delegated the administration of the Plan. The Committee shall consist solely of two or more non-employee directors (within the meaning of Rule 16b-3) who are “outside directors” for purposes of Code Section 162(m) and the regulations thereunder. Any action of the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

Section 3.02. Powers of Committee. Subject to the express provisions of the Plan and any express limitations on its delegated authority, the Committee is authorized and empowered to administer the Plan and to (i) designate those persons who are Participants; (ii) grant Awards; (iii) determine the effective date of each Award, the number of Shares subject to the Award, and the other terms and conditions of the Award, which terms and conditions need not be the same for each Award; (iv) interpret the Plan; (v) determine the Fair Market Value of the Shares; (vi) accelerate the time during which an Award may be exercised, either in accordance with Section 6.09 or otherwise, in each case notwithstanding the provisions of the Award Agreement stating the time during which the Award may be exercised; (vii) prescribe, amend, and rescind rules relating to the Plan; (viii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee; (ix) determine the rights and obligations of Participants under the Plan; and (x) make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the preceding provisions, the Committee is not authorized to take any action that would cause an Award hereunder to become subject to the provisions of Code Section 409A.

Section 3.03. Binding Determinations. Any action taken by, or inaction of, the Company, the Board, or the Committee relating or pursuant to the Plan (including, without limitation, any determination of Fair Market Value) shall be within the sole discretion of that entity or body and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their sole discretion in matters within their authority related to the Plan.

Section 3.04. Reliance on Experts. In making any determination or in taking or not taking any action under the Plan, the Committee or the Board, as the case may be, may obtain and rely upon the advice of experts, including employees of and professional advisors to the Company.

Section 3.05. Delegation. The Committee may delegate ministerial non-discretionary functions to one or more Company officers or employees. Subject to applicable law, the Committee may delegate to the Company’s Chief Executive Officer all or part of its authority and duties with respect to the granting of Awards to individuals who are not (i) subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934 or (ii) covered employees within the meaning of Code Section 162(m)(3). Any delegation pursuant to this Section shall specify the duration of the delegation and limit the amount of Awards that may be granted pursuant thereto.

Section 3.06. Limitations on Liability. No director, officer, or agent of the Company shall be liable for any action, omission, or decision under the Plan that is taken, made, or omitted in good faith.

ARTICLE IV

ELIGIBILITY

The Committee shall, from time to time, designate those persons eligible to receive Awards under the Plan from among employees and directors of the Company or any Subsidiary. The Committee may grant more than one Award to any Participant.

ARTICLE V

SHARES SUBJECT TO AWARDS

Section 5.01. Shares Available The only shares subject to Awards shall be the Company’s authorized, but unissued, or reacquired Shares. Upon the expiration or termination, in whole or in part, for any reason of an outstanding Award or any portion thereof that shall not have vested or shall not have been exercised in full, or upon forfeiture of any Share of Restricted Stock, or upon the surrender of Shares as payment for an Option, any Shares subject to the Award that have not been acquired by the Participant or that are forfeited by the Participant shall again become available for the granting of additional Awards.

Section 5.02. Aggregate Share Limit. Subject to adjustment as provided in Section 5.05 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan shall not exceed the sum of the following:

(a) 500,000 Shares, plus

(b) any Shares available for Options under the Prior Plan that are not subject to outstanding Options under the Prior Plan upon its January 31, 2008 termination; plus

(c) any Shares covered by an Award or an option under the Prior Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the Award or option under the Prior Plan, plus

(d) any Shares exchanged by a Participant as full or partial payment to the Company of the Exercise Price of an Option under the Plan; plus

(e) at the beginning of each calendar year during the term of the Plan, beginning January 1, 2009, an additional number of Shares equal to the lesser of (i) 500,000 Shares or (ii) the number of Shares that would result in the number of Shares available for Awards as of such date being equal to 4% of the total number of the Company’s Shares outstanding as of the immediately preceding December 31, on a fully-diluted basis.

Section 5.03. Limitation Applicable to Specific Awards. The maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan is 500,000 Shares. The only limitations on the number of Shares available for Non-Qualified Stock Options, Stock Appreciation Rights, and Restricted Stock Awards shall be those specified in Sections 5.02 and 5.04.

Section 5.04. Annual Limitations on Awards to Any Participant. The maximum number of Shares subject to all Awards granted in any calendar year to a Participant shall be limited to 150,000.

Section 5.05. Adjustments Upon Recapitalization or Reorganization. If the outstanding Shares are changed into, or exchanged for, a different number or kind of shares or securities of the Company through any capital reorganization or reclassification, or if the number of outstanding Shares is changed through a stock split or stock dividend, an appropriate adjustment shall be made by the Committee in the number, kind, and/or Exercise Price with respect to Shares as to which Awards may be granted under the Plan. A corresponding adjustment shall likewise be made in the number, kind, and/or Exercise Price for Shares with respect to which there are unexercised outstanding Awards. Any such adjustment in an outstanding Award, however, shall be made without change in the total price applicable to the unexercised portion of the Award but with a corresponding adjustment in the price for each Share covered by the Award. In making such adjustments, or in determining that no such adjustments are necessary, the Committee may rely upon the advice of counsel and accountants to the Company, and the good faith determination of the Committee shall be final, conclusive, and binding. No fractional shares of stock shall be issued or issuable under the Plan on account of any such adjustment. No adjustment shall be made pursuant to this Section, if it would cause an Award to become subject to Code Section 409A.

ARTICLE VI

AWARDS

Section 6.01. Grant of Awards. Awards authorized under this Article VI may be granted pursuant to another incentive program that incorporates by reference the terms and conditions of this Plan. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or as substitution for, other awards granted by the Company, whether or not such other awards were granted under this Plan. Without limiting the foregoing, if a Participant pays all or part of the Exercise Price or taxes associated with an Award by the transfer of Shares or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award to replace the Shares that were transferred or the Award that was surrendered. The Company may assume awards granted by an organization acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards.

Section 6.02. Types of Awards. Awards under the Plan shall consist of the following:

(a) Stock Appreciation Rights. A right to receive a payment, in cash or Shares, equal to the excess of (A) the Fair Market Value of a specified number of Shares on the date the right is exercised over (B) the Fair Market Value of the same number of Shares on the date the right is granted, all as determined by the Committee (“Stock Appreciation Right” or “SAR”). The right may be conditioned upon the occurrence of certain events, such as a change in control, or may be unconditional, as determined by the Committee. No Stock Appreciation Right shall be exercisable after the tenth (10th) anniversary of its grant.

(b) Restricted Stock Award. An Award that is made in Restricted Stock. All or part of any Restricted Stock Award may be subject to conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee. Such Shares may be either Performance-Based Restricted Stock or Service-Based Restricted Stock.

(c) Option A right to purchase a specified number of Shares during a specified period and at a specified exercise price, all as determined by the Committee. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee in the Award Agreement, Incentive Stock Options must comply with the requirements of Code Section 422, Section 6.04, and this Article VI.

Section 6.03. Terms and Conditions of Awards; Agreements. Awards granted under the Plan shall be evidenced by an Award Agreement executed by the Company and the Participant, which shall contain such terms and be in such form as the Committee may from time to time approve, subject to the following limitations and conditions:

(a) Grant and Notice of Award. The date of an Award grant shall, for all purposes, be the date on which the Board makes the determination granting such an Award. Notice of the determination shall be given to each Participant to whom an Award is granted within a reasonable time after the date of grant. The grant of an Award shall not obligate the Participant to exercise it.

(b) Number of Shares. The Award Agreement shall state, as appropriate, the type and total number of Shares (i) granted as Restricted Stock, (ii) with respect to which Stock Appreciation Rights are granted, and/or (iii) with respect to which Options are granted.

(c) Exercise Price. The Award Agreement shall state, as applicable, the Exercise Price per share of the Shares with respect to which Options are issued, the Fair Market Value of Shares with respect to which Stock Appreciation Rights are issued, and the purchase price for any Restricted Stock. The Exercise Price for an Option shall not be less than its Fair Market Value on the Grant Date. For Incentive Stock Options, the Exercise Price shall satisfy the requirements of Section 6.04 and the provisions of the Code applicable to incentive stock options.

(d) Exercise and Payment of Exercise Price. A Participant may exercise a vested Option by (i) giving written notice to the Company specifying the number of Shares to be purchased and accompanied by payment of the full Exercise Price therefor in cash, by check, or in such other form of lawful consideration as the Committee may approve, including without limitation and in the sole discretion of the Committee, the transfer by the Participant to the Company of outstanding Shares held by the Participant in a manner intended to comply with the provisions of Rule 16b-3, if applicable, and (ii) satisfying any other requirements set forth herein (including, without limitation, the tax withholding requirements of Article VII) or in the applicable Award Agreements. Any Shares delivered by the Participant in connection with the exercise of an Award must have been owned by the Participant for at least six months as of the date of delivery. Shares used to satisfy the Exercise Price of an Award shall be valued at their Fair Market Value on the date of exercise.

(e) Restrictions on Grants. Notwithstanding any other provisions set forth herein or in an Award Agreement, no Award may be granted under the Plan after January 22, 2018.

(f) Vesting of Awards. Awards shall vest based on longevity of service and/or other schedules established by the Committee, as set forth in each Award Agreement. The Committee may grant Awards that are fully vested and exercisable at grant.

(g) Issuance of Shares and Compliance with Securities Laws. The Company may postpone the issuance and delivery of certificates representing Shares until (i) the admission of such Shares to listing on any stock exchange on which Shares are then listed and (ii) the completion of such registration or other qualification of Shares under any state or federal law, rule, or regulation as the Company shall determine to be necessary or advisable, which registration or other qualification the Company shall use its best efforts to complete; provided, however, a person purchasing or otherwise receiving Shares pursuant to the Plan has no right to require the Company to register the Shares under federal or state securities laws at any time. Any person purchasing or otherwise receiving Shares pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the existence or non-existence with respect to such Shares of an effective registration under the Securities Act of 1933, as amended, or any similar state statute, to issue the Shares in compliance with the provisions of those or any comparable acts.

Section 6.04. Additional Limitations Applicable to Incentive Stock Options.

(a) General. To the extent that any Award granted pursuant to this Plan contains an Incentive Stock Option, the limitations and conditions of this Section shall apply to such Incentive Stock Option and the Award Agreement relating thereto in addition to the terms and conditions otherwise specified by the Plan and the Award Agreement.

(b) Price. The price of an Incentive Stock Option shall be an amount per share not less than the Fair Market Value per share of the Shares on the Grant Date. In the case of Incentive Stock Options granted to an employee of the Company who is a 10% shareholder, the option price shall be an amount per share not less than one hundred ten percent (110%) of the Fair Market Value per share of the Shares on the Grant Date.

(c) Exercise Period. Unless terminated earlier pursuant to other terms and provisions of the Award Agreement, the term of each Incentive Stock Option shall expire within the period prescribed in the Agreement relating thereto, which shall not be more than five years from the Grant Date, if the Participant is a 10% shareholder (as defined in Code Section 422(b)(6)), and not more than ten years from the Grant Date, if the Participant is not a 10% shareholder (as defined in Code Section 422(b)(6)).

(d) Limitation on Grants. No Incentive Stock Option shall be granted under this Plan after January 22, 2018.

(e) Limitation on Transferability. No Incentive Stock Option shall be assignable or transferable except by will or under the laws of descent and distribution. During the lifetime of a Participant, an Incentive Stock Option shall be exercisable only by the Participant and may not be transferred or assigned.

(f) Maximum Exercise Rule. The aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under this Plan and any other incentive stock option plan (within the meaning of Code Section 422) of the Company or any parent or subsidiary corporation of the Company shall not exceed $100,000.

(g) Other Code Limits. Incentive Stock Options may be granted only to employees of the Company (or a Subsidiary) that satisfy the other eligibility requirements of the Code. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required for the Option be an “incentive stock option” within the meaning of Code Section 422.

Section 6.05. Additional Provisions Related to Restricted Stock.

(a) The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets, (ii) vesting based on period of service with the Company and any of its Subsidiaries, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b) Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. The specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as Performance-Based Compensation. In granting Restricted Stock that is intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

Section 6.06. Termination of Awards.

(a) Each Award granted under the Plan shall set forth a termination date, which shall be not later than ten years from the Grant Date, subject to earlier termination as set forth in this Plan or the Award Agreement.

(b) The Committee shall establish the effect of a Separation from Service on the rights and benefits under each Award and in so doing may make distinctions based upon, among other factors, the cause of termination and type of Award. A Participant’s Separation from Service as a Director shall not, unless otherwise expressly provided by the Committee, accelerate or otherwise increase the number of Shares subject to an Award. Following Separation from Service, an Award may be exercised only in accordance with the applicable Award Agreement and, unless otherwise expressly provided by the Committee, only with respect to that number of Shares for which the Award could have been exercised by the Participant on the date of Severance from Service.

(c) The Committee may cancel any unexpired or unpaid Awards at any time, if the Participant is not in compliance with all applicable provisions of this Plan or with any Award Agreement, or if the Participant, whether or not he is currently employed by an Employer, engages in any of the following activities without the prior written consent of the Employer:

(1) directly or indirectly renders services to or for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Employer; or

(2) discloses to anyone outside of the Employer, or uses for any purpose other than the Employer’s business, any confidential or proprietary information or material relating to the Employer, whether acquired by the Participant during or after employment with the Employer.

The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he is in compliance with all applicable provisions of the Plan and of any Award Agreement and has not engaged in any activities referred to in clauses (1) and (2) above.

(d) Subject to Section 6.09, (i) upon the dissolution, liquidation, or sale of all or substantially all of the business, properties, and assets of the Company, (ii) upon any reorganization, merger, consolidation, sale, or exchange of securities in which the Company does not survive, (iii) upon any sale, reorganization, merger, consolidation, or exchange of securities in which the Company does survive and any of the Company’s shareholders have the opportunity to receive cash, securities of another corporation, partnership, or limited liability company and/or other property in exchange for their capital stock of the Company, or (iv) upon any acquisition by any person or group (as defined in Section 13d of the Exchange Act) of beneficial ownership of more than 50% of the then outstanding Shares (each of the events described in clauses (i), (ii), (iii) or (iv) is referred to herein as an “Extraordinary Event”), the Plan and each outstanding Award shall terminate, subject to any provision that has been made by the Committee through a plan of reorganization or otherwise for the substitution, assumption, settlement, or other continuation of the Awards. If Awards are to terminate (with no substitution, assumption, settlement, or other continuation) in such circumstances, each Participant shall have the right, by giving notice at least ten days before the effective date of the Extraordinary Event (“Effective Date”), to exercise on or before the Effective Date, in whole or in part, any unexpired Award issued to the Participant, to the extent that the Award is vested and exercisable as of the Effective Date.

Section 6.07. Rights as a Shareholder. Unless otherwise provided by the Board or the Committee, a Participant shall have rights as a shareholder with respect to Shares covered by an Award, including voting rights or rights to dividends, only upon the date of issuance of a certificate to him and, if payment is required, only after payment if full has been made for such Shares.

Section 6.08. Limits On Exercise and Transfer.

(a) Except as expressly provided in (or pursuant to) Subsection (b), by applicable law, or by the Award Agreement, as the same may be amended:

(1) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge;

(2) Awards must be exercised only by the Participant; and

(3) amounts payable or shares issuable pursuant to an Award must be delivered only to (or for the account of) the Participant.

In addition, the Shares shall be subject to the restrictions, if any, imposed in the applicable Award Agreement.

(b) The exercise and transfer restrictions in Subsection (a) shall not apply to:

(1) transfers to the Company;

(2) the designation of a beneficiary to receive benefits if the Participant dies or, if the Participant has died, transfers to or exercises by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; or

(3) if the Participant has suffered a disability, transfers or exercises on behalf of the Participant by the Participant’s duly authorized legal representative in accordance with the applicable Award Agreement.

Section 6.09. Acceleration of Awards.

(a) Notwithstanding the provisions of Article VI or any provision to the contrary contained in a particular Award Agreement, the Committee, in its sole discretion, may accelerate the vesting and exercisability of all or any portion of any Award then outstanding. The decision by the Committee to accelerate an Award or to decline to accelerate an Award shall be final. In the event of the acceleration of the exercisability of Awards as the result of a decision by the Committee pursuant to this Section, each outstanding Award so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Committee may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Award) may not materially adversely affect the rights of any Participant without the consent of that Participant. Any outstanding Award that has not been exercised by the holder at the end of such period shall terminate automatically at that time.

(b) If the vesting of an Award has been accelerated in anticipation of an event, and the Committee or the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Awards.

Section 6.10. Substitute Awards. If the Company at any time should succeed to the business of another entity through a merger, consolidation, corporate reorganization or exchange, or through the acquisition of stock or assets of such entity or its subsidiaries or otherwise, Awards may be granted under the Plan to option holders of such entity or its subsidiaries, in substitution for options to purchase shares in such entity held by them at the time of succession. The Committee, in its sole and absolute discretion, shall determine the extent to which such substitute Awards shall be granted (if at all), the person or persons to receive such substitute Awards (who need not be all option holders of such entity), the number of Awards to be received by each such person, the exercise price of such Award, and the other terms and conditions of such substitute Awards.

ARTICLE VII

WITHHOLDING OF TAXES

The Company (or a Subsidiary) may deduct and withhold from the wages, salary, bonus, and other income paid by the Company (or Subsidiary) to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise in whole or in part of any Award, the lapse of restrictions with respect to Restricted Stock, or the sale of the Shares issued to the Participant upon the exercise of an Award, as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company’s (or Subsidiary’s) concurrent or next payment of wages, salary, bonus, or other income to the Participant or by payment to the Company by the Participant of the required withholding tax, as the Committee may determine; provided, however, that, in the sole discretion of the Committee, the Participant may pay such tax by reducing the number of Shares or amount of cash issued upon exercise of an Award (for which purpose such Shares shall be valued at Fair Market Value at the time of exercise). Notwithstanding the foregoing, the Company shall not be obligated to issue certificates representing the Shares to be acquired through the exercise of an Award, if the Participant fails to provide the Company with adequate assurance that the Participant will pay such amounts to the Company as required herein. Participants shall notify the Company in writing of any amounts included as income in the Participants’ federal income tax returns in connection with an Award. Any Shares or cash withheld by the Company to satisfy a Participant’s withholding tax obligation in connection with an Award shall not exceed the number of Shares or amount of cash necessary to satisfy the minimum required levels of withholding under applicable law.

ARTICLE VIII

COMPLIANCE WITH LAWS

Section 8.01. General. The Plan, the granting and vesting of Awards under the Plan, the offer, issuance, and delivery of the Shares, and the payment of money under the Plan or under Awards are subject to compliance with all applicable federal and state laws, rules, and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. A person acquiring any securities under the Plan shall, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

Section 8.02. Compliance with Securities Laws. No Participant shall sell, pledge, or otherwise transfer Shares acquired pursuant to an Award or any interest in such Shares except in accordance with the express terms of the Plan and the applicable Award Agreement. Any attempted transfer in violation of this Section shall be void and of no effect. Without in any way limiting the provisions set forth above, no Participant shall make any disposition of all or any portion of Shares acquired or to be acquired pursuant to an Award, except in compliance with all applicable federal and state securities laws. Notwithstanding anything else herein to the contrary, the Company has no obligation to register the Shares or file any registration statement under either federal or state securities laws.

ARTICLE IX

EFFECTIVENESS AND TERMINATION OF THE PLAN

The Plan shall terminate at the close of business on January 22, 2018, provided, however, the Board may, in its sole discretion, terminate the Plan at any prior time. Subject to Section 6.06 and 6.09, no such termination shall in any way affect any Award then outstanding or the Committee’s authority hereunder with respect to such Award.

ARTICLE X

AMENDMENT OF PLAN

Subject to Article VI, the Committee may make such amendments to the Plan and/or an Award Agreement as it shall deem advisable; provided, however, except as permitted by Article VI, no amendment shall materially adversely affect any Award then outstanding without the written consent of the affected Participant. Adjustments contemplated by Section 5.05 shall not be deemed to be amendments for purposes of the foregoing. Shareholder approval for any amendment shall be required only to the extent required under applicable law, including Code Section 162(m) and Code Section 422 and other provisions of the Code applicable to incentive stock options, or to the extent deemed necessary or advisable by the Board.

ARTICLE XI

INDEMNIFICATION

In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee shall be indemnified by the Company to the fullest extent permitted by law against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any act or failure to act under or in connection with the Plan or any Award, and against all amounts paid by them in satisfaction of a judgment in any such action, suit, or proceeding except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is not entitled to indemnification under applicable law; provided, however, within 60 days after institution of any such action, suit, or proceeding, such Committee member shall in writing offer the Company the opportunity, at the Company’s expense, to handle and defend the same, and such Committee member shall cooperate with and assist the Company in the defense of any such action, suit, or proceeding. The Company shall not be obligated to indemnify any Committee member with regard to the settlement of any action, suit, or proceeding to which the Company did not give its prior written consent.

ARTICLE XII

NOT AN EMPLOYMENT OR CONSULTING AGREEMENT

Nothing contained in the Plan or in any Award Agreement shall confer, intend to confer, or imply any right of employment or right to continued employment by, or rights to a continued relationship with, the Company (or any affiliate) in favor of any Participant or limit the ability of the Company (or any affiliate) to terminate, with or without cause, in its sole and absolute discretion, the employment of any Participant, subject to the terms of any written employment to which a Participant is a party. In addition, nothing contained in the Plan or in any Award Agreement shall preclude any lawful action by the Company or the Board. Status as an eligible person under the Plan shall not be construed as a commitment that any Award will be granted to the eligible person.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Non-Exclusivity of Plan. Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Shares, under any other plan or independent authority.

Section 13.02. No Restriction on Corporate Powers. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company’s capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 13.03. No Fiduciary Duties. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person.